EXHIBIT 99.1

Memry Corp. Announces

Retirement of CEO James Binch

Bethel, CT, December 9, 2005 — Memry Corporation (AMEX: MRY) announced today the retirement of James Binch as chief executive officer. Binch has served as CEO of the company since December 1991.

In announcing Binch’s retirement, Board Chairman Edwin Snape said, “Jim Binch has played an instrumental role in building Memry Corporation into the company it is today. He spearheaded the effort to acquire Putnam Plastics and has led the company’s diversification strategy. We are grateful for his many accomplishments over the past 14 years, and we wish him and his family good fortune as they enter a new chapter in their lives.”

Binch said, “The company has grown from less than $1 million in revenue in Fiscal Year 1992 to a current annualized run rate of just over $50 million. Memry’s product line has grown significantly broader over the years based on the addition of Putnam and the growing emphasis on new product development. I am proud to have played a prominent role in this growth, and I wish the company and its fine people continued success in the years ahead.”

CFO and Senior Vice President for Finance and Administration Robert P. Belcher was named acting chief executive officer effective December 9.

About Memry Corporation

Memry Corporation provides design, engineering, development and manufacturing services to the medical device and other industries using the company’s proprietary shape memory alloy and polymer extrusion technologies. Medical device products include stent components, catheter components, guidewires, laparoscopic surgical sub-assemblies and orthopedic instruments as well as complex, multi-lumen, multi-layer polymer extrusions used for guidewires, catheters, delivery systems and various other high-end interventional medical devices.

An investment profile on Memry Corporation may be found at http://www.hawkassociates.com/memry/profile.htm.

For more information, contact CFO Robert P. Belcher at (203) 739-1100, e-mail: Robert_Belcher@memry.com, or Frank Hawkins or Julie Marshall, Hawk Associates, Inc., at (305) 451-1888, e-mail: info@hawkassociates.com. Detailed information about Memry Corporation can be found at http://www.memry.com. Copies of Memry Corporation press releases, SEC filings, current price quotes, stock charts and other valuable information for investors may be found at http://www.hawkassociates.com and http://www.americanmicrocaps.com.